Exhibit 99.1

Union Bankshares Company
President's Message
Annual Shareholders' Meeting 2006

I want to talk to you today about the current position of the bank, its business model and strategy.

We are and have been a rural, Branch oriented Bank, focused heavily on residential real estate lending.

      This has had significant implications for the bank over the last few years and has led your Management and Board to redefine the strategic focus of the organization. Before I discuss that new focus, lets look at where we have traditionally generated our revenue. This first chart shows that there are two components to our revenue stream, net interest income generated from our loans and investments, and non-interest income from the fees generated by the services we offer.

      As you can see from Chart 2, our net interest income has grown from 2001 to 2005, but not nearly as fast as we have increased the level of earning assets on our books. This is due to the fact that our net interest margin, the ratio of net interest income to total earning assets, has narrowed significantly during this period. In 2005, our net interest income actually increased by only 1 percent, even though we added $50 million to our earning assets, almost all of which were loans.

      Chart 3 shows the growth in our average loans from $211 million in 2001 to $339 million at the end of 2005. During that same time, the yield we earned on these loans fell from 8.5% in 2001 to 5.6% in 2004 with a slight improvement in 2005 to 5.8%. Why was this? The main reason was that during the period from 2001 to early 2004, the Federal Reserve Bank had lowered the Fed Funds rate to 1 percent. This led to a tremendous mortgage refinancing boom from 2001 to early 2004, as people moved aggressively to refinance their mortgages at lower and lower rates. We were a significant

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beneficiary of this boom in many ways while it was happening, but were penalized as well. A lot of the mortgages we refinanced were our own, so we exchanged a higher yielding asset for a lower yielding asset. We were aggressive, however and increased our share of the mortgage business as you can see from the growth in loan volume. We also generated significant non-interest income from our mortgage business, almost $900,000 in 2003.

      However, beginning in 2004 and continuing to today, the Fed Funds rate has increased 16 times from 1 percent to 5 percent. This has allowed us to increase the yield on our loans from 2004 to 2005, but due to the mix of our portfolio, significantly slower than our peers. This is due to the fact that our loan portfolio is heavily weighted toward consumer mortgages, most of which do not automatically re-price as interest rates rise. As Chart 4 illustrates our residential real estate loan portfolio currently has an average yield of 5.47%, while the Commercial Real Estate portfolio yields 6.29% and our Commercial and Industrial loans yield 6.94%. Commercial loans are generally higher yielding and re-price more frequently. On December 31, 2005, we had $226 million in residential real estate, but only $67 million in Commercial Real Estate and $28 million in Commercial and Industrial loans. This is important to note because while we have about 63 percent of our loan portfolio in residential real estate, our local peers have only 33 percent. They on the other hand have 54 percent of their loans in commercial to our 28 percent (see Chart 5). This means that they have a higher yielding loan portfolio and generate more revenue from their loan portfolios than we do. In addition to being higher yielding, Commercial loans are often more likely to be tied to an index like the prime rate which in the last two years has gone up much faster than have mortgage rates.

      This has led us to place more emphasis on developing quality commercial business in the last two years. As I mentioned in the 2005 Annual Report, last year our Commercial loans increased at a faster rate than our Residential Real Estate portfolio. At a Board/Management planning session last year, we as a group agreed that we need to significantly accelerate the process of generating more commercial business going forward. Not that we are getting out of the mortgage business, but commercial will be

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our major focus. For illustrative purpose, if we could replace $100 million of our Residential mortgage loans with $50 million in Commercial mortgage loans and 50 million in Commercial and Industrial, we would generate an additional $1.2 million in interest income on the same sized loan portfolio. Our local peers on average earn almost 65 basis points more on their loan portfolios because of their stronger commercial mix. If we could achieve the same yield on our current loan portfolio, this would equate to about an additional $2 million in revenue. This is the challenge for us going forward. It will not be easy and it will take time.

      Going back to our mix of revenue, (in Chart 1), you saw that somewhere between 26 to 30 percent of our total revenues comes from non-interest income. As you can see from Chart 6, we benefited from the refinancing boom to the extent that in 2003 almost 15 percent of our non-interest income came from our mortgage business (about $900,000). Last year it was less than 3 percent and for the first quarter of this year it was about 6/10 of one percent. One of the results of this was that total non-interest income fell from 2003 to 2004 and was essentially flat from 2004 to 2005. So we have been doubly penalized for our strong residential mortgage efforts, lower rates on our loans and lower levels of fee income. This rollercoaster effect is one more reason to diversify our loan portfolios as soon as we can.

We talked about the revenue side and the challenge we face there and what we are doing. Now let's look at the other side, expenses. There are several ways of looking at this issue.

      Are our expenses as a percent of our assets growing or not? In other words, as we grow the size of the Bank, are our expenses as a percent of the Bank's assets rising or declining. In our case, they have been going in the right direction as you can see from Chart 7.

Another way of looking at our expense growth is the "efficiency ratio" - a measure of how much we spend to generate one dollar in income. The important thing to

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keep in mind here is that you have two components of the efficiency ratio; revenue and expense. You must grow revenues and manage expenses. Except for a brief turn up in 2001 we have generally operated the bank with an efficiency ratio in the range of 61-68 percent over the past 10 years. This is comparable to the first part of the 1990's when we operated the Bank within a range 66 - 70 percent.

      In 2005 our efficiency ratio was up to 68 percent, in large part because our revenues declined as we discussed earlier. For comparison purposes the median efficiency ratio as of December 2005 for Maine Banks in the $500 million to $1 billion asset range was 66.5%, and for banks in the $250 to $500 million range it was 68.7%. At 68.3% for 2005, Union Trust, a $530 million dollar bank has a slightly higher ratio than the larger bank group's median and about the same as the smaller bank group's median.

      From a different perspective, our expenses have grown at a compound annual growth rate of 4.0% from 2001 (following the merger with Waldoboro) to the end of 2005. Prior to that event, expenses grew at a compound annual growth rate of 3.8% from 1995 to 1999.

      Let me address one of the major components of expenses - compensation. I would like to talk about two components of compensation both of which have shown extraordinarily larger increases in the years since the beginning of this decade.

      Our pension expenses increased from $60,000 in 2000 to $565,000 in 2004 and we were looking at projections of close to $800,000 by 2008 if existing trends were to continue. In 2004 we began a study of shifting from a defined benefit program (the traditional pension plan) to a defined contribution plan (401(k) plan). We decided to "freeze" our pension plan meaning that no additional benefits will accrue to our employees. Our goal at some point in the future is to terminate the pension plan and annuitize the obligations or pay them out. (Many of our peer banks have made a similar change.) That change, made in 2005, means that going forward our retirement expense

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each year should stabilize and be much more under our own control and not as driven by the level of interest rates, the stock market and the aging of our employees.

      A second component of compensation, medical benefit costs, have risen from $420,000 in 2000 to $852,000 last year. In this area we have very little leeway as health care costs have risen several times the rate of inflation, but we continue to look at cost reduction options.

      During 2005 salaries and benefits rose only 1.8%, as a result of the pension freeze, the consolidation of some our branches, as well as the delay in filling certain staff positions. The consolidation of Cherryfield with Milbridge and the closure of our Machias office allows us to have fewer but bigger Branches in slow growth markets and to focus our expansion in the Midcoast region. We did add three commercial lenders last year in order to increase our commercial loan portfolio. The need for this we discussed earlier.

      In closing I want to talk briefly about the first quarter of 2006. It was a difficult one for our Bank. It is important to mention, however, that the results were not unexpected given the continued downward pressure on the net interest margin and the reduction in our allowance for loan losses last year. Comparing the first three months of 2006 and 2005, our net interest margin declined 40 basis points, resulting in a decrease of net interest income of $244,000, (6%). Over this same period, total loans increased by nearly $36 million, partially offsetting the impact of a declining net interest margin. A particularly encouraging sign as well has been the continued growth we have experienced in our commercial loan portfolio with commercial real estate loans and commercial and industrial loans up nearly 14% and 23%, respectively, over March 2005. In relative terms, these percentage increases outpace the growth in our residential real estate portfolio. As I mentioned in my letter, we will continue with our longer term strategic objective of expanding our commercial business while maintaining a solid presence in the residential real estate markets.

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      Non- interest income has stabilized and was up year over year due to higher levels of financial services fees, bankcard fees and other income sources. Non-interest expense increased 7% over the same period in 2005, due to increased staffing levels and rising health care costs, as well as an increase in advertising and promotional costs in connection with the Bank's branding campaign. The promotional expenses are essentially behind us and we are taking measures now to streamline particular areas within the Bank as our business conditions evolve. We do not rest in our efforts to continue evolving to meet the changing needs of our market and business and economic conditions.

      Are we happy with our recent results? Not really. We feel we can do better and we will. We have faced serious challenges in the past and face them now as we transition the Bank. I hope my comments today have given you a sense of where we see the challenges and what we plan to do about them. None of it is easy, but then none of it has been easy. But we have the skills and determination to succeed.

Thank you.

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